SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No. ________)


                       EVANS WITHYCOMBE RESIDENTIAL, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  299 212 10 0
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                                 (CUSIP Number)


                              --------------------

-------------------------                           ---------------------------
|CUSIP NO. 299 212 10 0 |           13G            |   Page  2  of   5  Pages |
|          ------------ |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  AEW Capital Management, L.P.                                       |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  State of Delaware                                                  |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 1,166,697                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 0                                        |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,166,697                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 0                                        |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,166,697                                                           |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN       |
|        | SHARES                                                         [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.4%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON                                            |
|        | PN                                                                  |
--------------------------------------------------------------------------------

CUSIP No. 299 212 10 0                  13G                    Page 3 of 5 Pages
----------------------                  ---                    -----------------


ITEM 1(a)         NAME OF ISSUER:
                  Evans Withycombe Residential, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  6991 East Camelback Road, Scottsdale, Arizona  85018

ITEM 2(a)         NAME OF PERSON FILING:
                  AEW Capital Management, L.P.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  c/o AEW Capital Management, 225 Franklin Street, Boston, MA 02110

ITEM 2(c)         CITIZENSHIP:
                  State of Delaware

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $.01 per share

ITEM 2(e)         CUSIP NUMBER:
                  299 212 10 0

ITEM 3.           IF THIS STATEMENT IS FILED  PURSUANT TO RULES  13d-1(d),
                  OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
                  (e)    [x]    Investment Adviser registered under Section 203
                                of the Investment Advisers Act of 1940.

ITEM 4.           OWNERSHIP.

                  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1 (b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

CUSIP No. 299 212 10 0                  13G                    Page 4 of 5 Pages
----------------------                  ---                    -----------------


                  (a)     Amount beneficially owned:
                          1,116,697

                  (b)     Percent of class:
                          6.4%

                  (c)     Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote     1,166,697

                  (ii)    Shared power to vote or to direct the vote     0

                  (iii)   Sole power to dispose or to direct the disposition
                          of    1,166,697

                  (iv)    Shared power to dispose or to direct the disposition
                          of      0

ITEM 5.                   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                          Not applicable.

ITEM 6.                   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                          ANOTHER PERSON.
                          Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                          Not applicable.

ITEM 8.                   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                          GROUP.
                          Not applicable.

ITEM 9.                   NOTICE OF DISSOLUTION OF GROUP.
                          Not applicable.

CUSIP No. 299 212 10 0                  13G                    Page 5 of 5 Pages
----------------------                  ---                    -----------------


ITEM 10.       CERTIFICATION.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     June 26, 1997
                                     ---------------------
                                           Date

                                     AEW CAPITAL MANAGEMENT, L.P.

                                     By:  AEW CAPITAL MANAGEMENT, INC.,
                                             its general partner


                                     By: /s/ J. Grant Monahon
                                         ------------------------------------
                                         Name:  J. Grant Monahon
                                         Title:  Vice President and Secretary